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                                                                   Exhibit 10.2

                               PIVOT RULES, INC.
                              80 West 40th Street
                               New York, NY 10018


                                                 November 7, 1996


Mr. Joseph Boughton, Jr.
Middle Market Capital
  Management Company
2627 Sandy Plains Road
Suite 201
Marietta, Georgia 30066

Dear Joe:

         As you know, we have signed a letter of intent with GKN Securities for a proposed bridge financing (the "Bridge Financing") and subsequent initial public offering by Pivot Rules, Inc. ("Pivot Rules"). Pivot Rules currently has
135.4 shares of Common Stock issued and outstanding. In order to facilitate these proposed transactions, we have agreed as follows:

         Effective upon the closing of the initial public offering by Pivot Rules and subject to Your Subscription Right (as defined below) having been made available to you, your contractual preemptive rights (whether established under your loan agreement dated February 1992, a related letter agreement dated February 3, 1992, or any other agreement) ("Your Contractual Preemptive Rights") to subscribe for equity securities of Pivot Rules will terminate. In exchange for your agreement to terminate these rights, you will be afforded an opportunity (which shall be held open for at least 5 business days) to subscribe to 11.462% of such bridge financing ("Your Subscription Right") on the same terms as are offered to other participants in the financing. Of course, you would also have Your Contractual Preemptive Rights to participate in any other private equity financing which is consummated by Pivot Rules prior to the initial public offering.

         You further agree that, effective upon the closing of the Bridge Financing and subject to Your Subscription Right having been made available to you, the Shareholders' Agreement, dated as of August 1, 1991, (the "Shareholders Agreement") among Pivot Rules (formerly Pivot, Inc.) and its shareholders shall, to the extent required by the investors in the

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Mr. Joseph Boughton, Jr.
February 28, 1997
Page 2

Bridge Financing, be terminated, amended or replaced with another shareholders agreement on terms customarily required by bridge investors. The Shareholders Agreement requires the approval of 80% of the Shareholders for specified events, including the issuance of equity securities. You agree to execute any such modified or new shareholders agreement required by investors in the Bridge Financing so long as it is approved by at least 80% of the shareholders of Pivot Rules. You further agree that, to the extent not earlier terminated, the Shareholders Agreement shall be terminated, effective upon the closing of the initial public offering.

         Please acknowledge your agreement to the foregoing by signing below.

         I look forward to closing these transactions and building value for all shareholders of Pivot Rules.

                                       Pivot Rules, Inc.



                                       By:  /s/ Kenneth Seiff
                                          ---------------------------
                                                Kenneth Seiff

Accepted and Agreed to:


/s/ Joseph Boughton, Jr.
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Joseph Boughton, Jr.